Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Richard Propper, MD		Devin Sullivan
Vice President, Corporate Development		(212) 836-9608
(619) 795-4627		dsullivan@equityny.com
Adam Prior
(212) 836-9606
aprior@equityny.com

FOR IMMEDIATE RELEASE
CHARDAN CHINA ACQUISITION CORP. COMPLETES MERGER WITH
STATE HARVEST HOLDINGS LIMITED AND CHANGES NAME TO
ORIGIN AGRITECH LIMITED

Beijing, China and San Diego, CA - November 8, 2005 - Chardan China Acquisition Corp. (OTCBB: CAQC, CAQCU, CAQCW) (“Chardan”) and privately-held State Harvest Holdings Limited announced that the closing of the merger of the companies occurred today, and that the new company, Origin Agritech Limited (“Origin”), will have its shares begin trading tomorrow on the NASDAQ National Market.

As a result of the merger, each share of common stock of Chardan automatically converts into one share of common stock of Origin, and each outstanding warrant of Chardan automatically converts into a warrant of Origin having the identical terms, but exercisable into common stock of Origin. The Company’s common stock, warrants and units will trade under the symbols SEED, SEEDW, and SEEDU, respectively.

As a result of the merger, in which the shareholders of State Harvest Holdings received at closing, among other consideration, 10,200,000 unregistered shares of Origin, Origin will have approximately 15,100,000 shares and 8,050,000 warrants outstanding.

Dr. Gengchen Han, Origin’s Chairman and Chief Executive Officer, commented, “We are extremely excited about having a NASDAQ National Market listing, with all of the exposure and opportunities that such a listing affords. As a financially stronger company, we are confident that we can enhance our position in China’s hybrid crop seed market faster in the future than we have in the past.”

About Origin

Origin specializes in the research, development, production, sale and distribution of hybrid crop seeds. Origin is headquartered in Beijing, China, with a U.S. office in San Diego, CA. Origin owns or leases facilities in, among other locations, Beijing, Gansu, Henan, Helongjiang, Liaoning, Jilin, Hainan and the Sichuan Provinces. Revenues for the fiscal year ended December 31, 2004 were U.S. $36.4 million, a 57% increase from U.S. $23.2 million in fiscal 2003. Net income for fiscal 2004 increased 126% to U.S. $7.9 million from U.S. $3.5 million in 2003.

Since its inception, Origin has focused on producing its own premium hybrid seeds. Since the introduction of a new hybrid takes a minimum of 5-6 years to traverse the processes of development, testing, and obtaining regulatory approval verifying that the new hybrid has a yield of at least 8% more than previous hybrids, the Company was forced to rely on licensed hybrids during its first few years of operation. Origin launched its first entirely internally developed seed in 2003 after 6 years of research and development. During 2004 the Company introduced four new proprietary corn hybrids to the market. In 2005 Origin had five new proprietary corn hybrids and one new proprietary cotton hybrid approved by the government registration office. Origin anticipates that it will introduce approximately 40 new proprietary products into the Government testing and approval cycle between now and 2008.

Forward Looking Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Origin’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Origin is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of seed products; timing approval and market acceptance of new products introduction; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Origin’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Origin does not assume any obligation to update the information contained in this press release or filings.

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